Exhibit 10.1
FIRST AMENDMENT TO
2020 EMPLOYEE STOCK PURCHASE PLAN

    WHEREAS, the Board of Directors (the “Board”) of Root, Inc. (the “Company”) has adopted the 2020 Employee Stock Purchase Plan (the “2020 ESPP”); and

    WHEREAS, the Board adopted the 2020 ESPP, effective as of October 18, 2020; and

WHEREAS, on June 7, 2022, the Company’s stockholders approved a reverse stock split of the Company’s common stock; and

WHEREAS, the Board delegated to a subcommittee of the Board authority to approve the final split ratio; and

WHEREAS, on August 1, 2022, a subcommittee of the Board approved a one-for-eighteen reverse stock split effective as of 5:00 p.m. eastern time on August 12, 2022; and

WHEREAS, Section 12 of the 2020 ESPP permits the Board to amend the 2020 ESPP from time to time, subject only to certain limitations specified therein, none of which are applicable to this amendment; and

WHEREAS, this amendment will not require stockholder approval because it relates to a capitalization adjustment; and

WHEREAS, the Board and the Compensation Committee authorized any officer of the Company to adopt such amendment on behalf of the Board; and

NOW, THEREFORE, the following amendment is hereby made part of the 2020 ESPP, effective as of August 12, 2022:

The introductory sentence of Section 2(a) is hereby deleted in its entirety and replaced with the following:

(a)Share Reserve. Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Class A Common Stock that may be issued under the Plan will not exceed 277,777 shares of Class A Common Stock, plus the number of shares of Class A Common Stock that are automatically added on January 1st of each year for a period of up to ten years, commencing on the first January 1 following the year in which the IPO Date occurs and ending on (and including) January 1, 2030, in an amount equal to the lesser of (i) 1% of the total number of shares of Capital Stock outstanding on December 31st of the preceding calendar year, and (ii) 416,666 shares of Class A Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Class A Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Class A Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Class A Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Class A Common Stock under the Non-423 Component.

IN WITNESS WHEREOF, the Company has executed this First Amendment to the 2020 Employee Stock Purchase Plan.

                        Root, Inc.

By:    /s/ Alexander Timm
Name: Alexander Timm
Title: Chief Executive Officer
Date: August 12, 2022